	FOR:	Cognizant Technology Solutions Corporation
500 Glenpointe Centre West
Teaneck, NJ 07666

	CONTACT:	Gordon Coburn
Chief Financial Officer
201-678-2712

FOR IMMEDIATE RELEASE

Investors: Kirin Smith/Ian Bailey
Press: Brian Maddox/Scot Hoffman
Financial Dynamics
212-850-5600
shoffman@fd-us.com

COGNIZANT TECHNOLOGY SOLUTIONS REPORTS RECORD SECOND QUARTER RESULTS; RAISES FULL-YEAR GUIDANCE

Teaneck, NJ – July 26, 2004 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of IT services, today announced its financial results for the second quarter ended June 30, 2004.

Highlights for the second quarter include:

•	Quarterly revenue increased to $138.7 million, up 16% sequentially and 59% from the year ago quarter

•	Operating margin of 20.0% compared to 19.8% sequentially and 19.6% in the year-ago period

•	Diluted quarterly EPS of $0.17

Revenue for the second quarter increased to $138.7 million, up 16% from $119.7 million in the first quarter of 2004, and up 59% from $87.4 million in the second quarter of 2003. Net income for the second quarter increased to $23.8 million, or $0.17 per diluted share compared to $19.8 million, or $0.14 per diluted share (on a split-adjusted basis) in the first quarter of 2004. Operating margin for the quarter increased to 20.0%, compared to 19.8% in the first quarter of 2004 and 19.6% in the second quarter of 2003.

“The second quarter was exceptionally strong as we reported substantially better than expected results with solid growth across all of our key verticals,” stated Lakshmi Narayanan, President and CEO of Cognizant. “Application development services continued to show strong momentum, growing 77% year-over-year as a result of Cognizant’s success at winning complex development projects. Our focus on building long-term customer relationships has led to increased client penetration and opportunities to cross-sell our services to existing and new strategic customers, enabling Cognizant to grow faster than any of our peers in the industry. Additionally, approximately 90% of revenue came from clients with whom we have worked for at least one year. We also continue to strengthen our position as a highly differentiated provider of offshore outsourcing services as reflected in our ongoing ability to broaden and deepen our relationships with existing clients while maintaining a high win-rate against our competitors.”

2004 Outlook

•	3Q 2004 expected revenue of at least $150.0 million

•	3Q 2004 expected diluted EPS of $0.17

•	FY 2004 expected revenue of at least $565.0 million

•	FY 2004 expected diluted EPS of $0.66

•	3Q and FY 2004 expected operating margin to remain in the 19% to 20% range

“In addition to our strong revenue and margin performance during the quarter, we are particularly pleased with our cash flow metrics, including a decline in DSO to 59 days and generation of over $30 million of cash from operations,” said Gordon Coburn, Chief Financial Officer of Cognizant. “Based on the strength of our new business pipeline and the continuing interest from prospective customers, we remain very optimistic about our growth opportunities for the remainder of 2004 and believe that Cognizant is well-positioned to benefit from its leadership position and the ongoing momentum in the offshore outsourcing market.”

Conference Call

Cognizant will host a conference call on July 26th, at 10:00 a.m. (ET) to discuss the Company’s quarterly results. To listen to the call please dial (888) 652-6834 domestic and (706) 679-3288 internationally. The call will also be broadcast live via the Internet at Cognizant’s web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at www.cognizant.com or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “8657040” from two hours after the end of the call until 11:59 p.m. (ET) on August 2, 2004.

About Cognizant Technology Solutions

Cognizant Technology Solutions Corporation (Nasdaq: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant provides applications management, development, integration, and re-engineering, infrastructure management, business process outsourcing, and a number of related services such as enterprise consulting, technology architecture, program management and change management through its onsite/offshore outsourcing model.

Cognizant’s more than 12,000 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India and Ireland, and onsite client teams. Cognizant maintains P-CMM and SEI-CMM Level 5 assessments from an independent third-party assessor and was recently ranked #1 in Forbes’ Hot Shots 200 Up & Comers and ranked as the top information technology company in BusinessWeek’s Hot Growth Companies. Further information about Cognizant can be found at http://www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues	$138,719	$87,446	$258,463	$159,387
Revenues -related party	—	—	—	2,575

Total revenues	138,719	87,446	258,463	161,962
Cost of revenues	75,558	47,199	140,568	88,158

Gross profit	63,161	40,247	117,895	73,804
Selling, general and administrative expenses	31,543	20,352	58,725	36,763
Depreciation and amortization expense	3,828	2,767	7,693	5,389

Income from operations	27,790	17,128	51,477	31,652

Other income (expense):
Interest income	815	320	1,655	741
Other income (expense), net	(80)	98	221	(99)
Split-off costs (non tax deductible)	—	—	—	(2,010)

Total other income (expense)	735	418	1,876	(1,368)

Income before provision for income taxes	28,525	17,546	53,353	30,284
Provision for income taxes	(4,724)	(4,044)	(9,764)	(6,604)

Net income	$23,801	$13,502	$43,589	$23,680

Basic earnings per share	$0.18	$0.11	$0.34	$0.19

Diluted earnings per share	$0.17	$0.10	$0.31	$0.18

Weighted average number of common shares outstanding	130,117	123,771	129,499	123,202

Weighted average number of common and dilutive shares outstanding	141,164	132,478	141,407	132,229

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)
(In thousands)

	June 30,	December 31,
	2004	2003
Assets
Current Assets
Cash and cash equivalents	$197,027	$194,221
Investments in short-term bank deposits	36,146	-
Trade accounts receivable, net of allowances of $1,166 and $989, respectively	76,353	52,253
Unbilled accounts receivable	13,685	9,543
Current tax asset	23,208	14,066
Other current assets	13,786	8,414

Total Current Assets	360,205	278,497
Property and equipment — net	58,110	58,438
Goodwill	5,647	4,477
Other Intangible assets — net	15,065	16,436
Other assets	3,656	2,741

Total Assets	$442,683	$360,589

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$9,169	$9,423
Accrued and other current liabilities	63,456	53,213

Total Current Liabilities	72,625	62,636
Deferred income taxes	20,509	23,883

Total Liabilities	93,134	86,519

Stockholders’ Equity	349,549	274,070

Total Liabilities and Stockholders’ Equity	$442,683	$360,589

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